EXHIBIT 10(xiii)(d)

 LONG TERM INCENTIVE AWARD PROGRAM FOR THE 2.5 YEAR PERFORMANCE PERIOD ENDING DECEMBER 30, 2006

I.	Description of Performance Criteria and Range of Certain Awards under the Long-Term Performance Award Program for the 2.5 Year Performance Period ending December 30, 2006.

The Long-Term Performance Award Program under the Stanley Works 1997 Long-Term Incentive Plan for the performance period commencing July 4, 2004 and ending December 30, 2006 provides for the grant of performance units to the members of our senior executive team that are settled in shares of Stanley Common Stock if and to the extent corporate financial goals are achieved over the performance period. The performance criteria approved by the Compensation and Organization Committee under the Long-Term Performance Award Program for the 2.5 Year Period ending December 30, 2006 are based on achievement of corporate earnings per share and return on capital employed targets over the 2.5 year performance period from July 4, 2004 to December 30, 2006.

The range of performance units to be granted under the Long-Term Performance Award Program for the 2.5 Year Period ending December 30, 2006 to our Chief Executive Officer and other four most highly compensated executive officers for achievement of threshold performance is from 4,853 to 21,408 performance units, for achievement of target performance is from 9,705 to 42,818 performance units, and for achievement of maximum performance is from 19,411 to 85,635 performance units.

II.	Attachments.

Attached hereto are the Terms and Conditions Applicable to Long Term Performance Award Program for the 2.5 Year Period ending December 30, 2006 and the Form of Award Agreement for such awards.

Terms and Conditions Applicable to
Long Term Performance Awards
issued pursuant to the Stanley Works 1997 and 2001 Long Term Incentive Plans

This document sets forth the Terms and Conditions applicable to long term performance awards (‘‘Performance Awards’’) issued to eligible Employees pursuant to either The Stanley Works 1997 Long-Term Incentive Plan or The Stanley Works 2001 Long-Term Incentive Plan (the ‘‘Plan’’) as described in the Award Document.

Each Performance Award represents the right of the Participant to receive a number of Shares to be issued if the Company achieves Performance Goals for the Measurement Period as set forth in the Award Document.

1.	Time and Manner of Settlement. As soon as practicable following completion of the Company’s 2006 fiscal year and assuming that the Threshold Performance Goals are achieved and employment requirements are satisfied, the Company shall issue a number of Shares to the Participant, in settlement of the Participant’s Performance Award, equal to (i) the number of Shares specified in the Award Document to be issued based upon the Performance Goals achieved plus (ii) in the event performance falls between the Threshold and Target or Target and Maximum Goals as specified in the Award Document, a pro rata number of Shares calculated as follows (rounded to the closest whole number):

S = (A-L/N-L)x(SN-SL)

where:

S = the additional number of Shares to be issued

A = the actual EPS or ROCE achieved

L = the EPS or ROCE Goal reached

N = the next highest EPS or ROCE Goal

SN = the number of Shares designated for issuance at the next highest EPS or ROCE Goal; and

SL = the number of Shares designated for issuance at the EPS or ROCE Goal reached.

If, at the time of settlement, the Participant meets or exceeds the Minimum Ownership Guidelines, Shares shall be issued in the form of Unrestricted Stock. If the Participant does not meet the applicable Minimum Ownership Guidelines at the time of settlement, the Shares shall be issued in the form of Restricted Stock to the extent necessary for such Participant to meet such Minimum Ownership Guidelines at the time of settlement. Any additional Shares shall be issued in the form of Unrestricted Stock.

2.	Rights of a Shareholder. The Participant shall not have any rights of a shareholder with respect to the Performance Awards or any Shares issued in settlement thereof prior to the date of settlement.

3.	Transferability. Transferability shall be as set forth in the Plan.

4.	Adjustments. Notwithstanding any other provision hereof, the Committee shall have authority to make adjustments in the terms and conditions of, and the criteria included in, Performance Awards granted hereunder, as set forth in the Plan.

5.	Miscellaneous. The Committee shall have full discretionary authority to administer the Performance Awards and to interpret the terms of the Award Document and this document, which authority includes the authority to waive certain conditions in appropriate circumstances. All decisions or interpretations of the Committee with respect to any question arising in respect of the Performance Awards shall be binding, conclusive and final. The waiver by Stanley of any provision of this document or an Award Document shall not operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision of this document or any Award Document. The validity and construction of the terms of this document and any Award Document shall be governed by the laws of the State of Connecticut. The terms and conditions set forth in this document and any Award Document are subject in all respects to the terms and conditions of the Plan, which shall be controlling. The Participant agrees to execute such other agreements, documents or assignments as may be necessary or desirable to effect the purposes hereof.

6.	Unfunded Arrangement. The Performance Awards represented in any Award Document constitute an unfunded unsecured promise of Stanley and the rights of the Participant in respect of the Performance Awards are no greater than the rights of an unsecured creditor of Stanley.

7.	Capitalized Terms. The following capitalized terms shall have the meaning set forth below for purposes of any Award Document. All other capitalized terms used in this document shall have the meanings set forth in the Plan.

Award Document. A letter or combination of letters to a Participant that advises the Participant that he or she has been selected to Participate in the program and sets forth the EPS Performance Goals, ROCE Performance Goals and Shares at the Threshold, Target and Maximum Levels, signed by the Chairman of the Committee, in the case of an Award Document to the Chief Executive Officer, and by the Chief Executive Officer, in the case of an Award Document to any other Participant.

EPS Performance Goals. Threshold, Target and Maximum earnings per share (‘‘EPS’’) performance to be achieved over the Measurement Period as set forth in the Award Document.

Measurement Period. The period from July 4, 2004 through December 30, 2006.

Minimum Ownership Guidelines. Minimum levels of stock ownership Participants are expected to reach over time, as set forth in the Award Document.

Performance Goals. EPS Performance Goals and ROCE Performance Goals as defined herein.

Restricted Stock. Common Stock of the Company that confers on holders the right to vote and receive dividends, but that is subject to certain restrictions on sale and transfer. All restrictions on sale and transfer of such stock shall lapse on the date the Participant’s employment with the Company or any Affiliate terminates, regardless of the reason for termination, provided, however, that a transfer of employment from the Company to any Affiliate or from any Affiliate to another Affiliate or to the Company shall not be deemed a termination of employment hereunder. In addition, if through the acquisition of additional Shares or otherwise, the total market value of the Shares owned by a Participant (restricted and unrestricted) exceeds the applicable Minimum Ownership Guidelines, the restrictions on the sale and transfer of that number of Shares of Restricted Stock in excess of the number required to meet the applicable Minimum Ownership Guidelines shall lapse.

ROCE Performance Goals. Threshold, Target and Maximum return on capital employed (‘‘ROCE’’) performance to be achieved over the Measurement Period as set forth in the Award Document.

Shares. Shares of Restricted Stock or Unrestricted Stock to be issued if Performance Goals are achieved, as specified in an Award Document, with 50% of Shares allocated to EPS Performance Goals and 50% of Shares allocated to ROCE Performance Goals.

Unrestricted Stock. Common Stock of the Company that may be sold at any time.

Form of Award Agreement

Date

Dear        :

It is my pleasure to congratulate you for being selected to participate in the Long Term Performance Award Program (the ‘‘Program’’) under The 1997 Stanley Works Long-Term Incentive Plan. This Program is intended to provide substantial, equity-based rewards for specified full-time members of our senior executive team, provided specific Corporate goals are achieved during the Program’s 2.5 year measurement period (7-04 through 12-06).

In conjunction with our short-term variable compensation plan (MICP) and our stock option program, the Program is an important addition to your total compensation package, and provides a strong additional incentive to continue increasing shareholder value.

Bonus Opportunity

Each participant will have an opportunity to earn a number of Performance Shares (PS) based upon achievement of corporate financial goals, and may earn additional performance shares if the corporate financial goals are exceeded. Each PS unit represents one share of Stanley Common Stock and, accordingly, the potential value of a participant’s performance award under the Program may increase if our stock price appreciates over the measurement period.

Each participant is allocated a threshold, target and maximum number of PS units based upon assigned percentages of his or her annual base salary, at the rate in effect as of July 1, 2004. The initial value of each PS unit is $43.79, the closing price of Stanley stock on July 6, 2004. The number of PS units allocated to each participant is equivalent to 2.5 times his or her annual percentage salary amount divided by $43.79, rounded to the closest whole number.

Your performance award covers the following number of PS units:

	Threshold	Target	Max
% of Pay
# PS

Vesting and Settlement

Performance awards will become vested at the time of settlement to the extent that the applicable performance metrics have been achieved and provided that the participant is continuously employed by Stanley until such time. Performance awards will be settled in shares of Stanley stock as soon as practicable following the end of the measurement period. The shares will be distributed in the form of restricted stock to the extent the participant does not hold the number of shares specified in the minimum stock ownership guidelines for executives at the time of settlement. Participants will be entitled to vote and receive dividends on restricted stock following the date of distribution.

The Minimum Ownership Guidelines are as follows:

Position	Multiple of Base Salary
CEO	3X
EVP/SVP	2X
Level 3	1X

If a participant’s employment with Stanley terminates due to his or her retirement, death or disability prior to the date the performance awards are settled, the participant’s performance award will be pro-rated based on the number of days in the measurement period that the participant was employed by Stanley. The participant’s pro-rated performance award will be settled at the same time as performance awards for active participants are settled, to the extent the applicable performance metrics have been achieved. Pro-rated performance awards will be settled in the form of unrestricted shares of Stanley common stock. A participant whose employment with Stanley terminates prior to the date of settlement for any other reason will forfeit all rights in respect of his or her performance award and will not be entitled to receive any shares of Stanley stock or other payment under the Program.

Financial Measurements

The Corporate financial goals for this Program will consist of two equally weighted metrics, one based on EPS and one based on ROCE. These metrics will be established in conjunction with the Company’s three-year strategic planning process and will be communicated to you prior to year end. This will allow the Program metrics to flex off of the Board approved three-year plan.

Although this summary includes the key aspects of the Program, it is not intended to represent a full accounting of the rules and regulations applicable to the Program and is subject to the terms described in the enclosed Terms and Conditions Applicable to Long Term Performance Awards and the Stanley Works 1997 Long-Term Incentive Plan, which together with this document govern the Program.

If you have any questions, please call me, Jim Loree or Mark Mathieu. Once again, thank you for your continued support and congratulations on being selected to participate in this important Program.

Best regards,